SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is made and entered into as of February 14, 2025, between urban-gro, Inc., a Delaware corporation, including all affiliates and subsidiaries (“urban-gro” or the “Company”), and Jason T. Archer (“You” or “Archer”) an individual resident of the State of Colorado.

RECITALS

    Whereas, Archer as served as the Chief Operating Officer of the Company as a full-time employee;

    Whereas, Archer desires and the Company agrees to Archer’s end from full-time employment with the Company effective as of February 14, 2025 (the “Separation Date”);

    Whereas, the Company and Archer desire to set forth all matters regarding Archer’s separation of employment from the Company and to completely resolve all rights and claims between them.

    Now Therefore, in consideration of the foregoing premises, the covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Archer and the Company agree as follows:

AGREEMENT

1.Separation Date. Your employment with urban-gro will terminate on the Separation Date. You will be paid for all time worked through the Separation Date in accordance with the Company’s standard payroll cycle. In the event you sign this Agreement, and that certain CEA Client located in the Midwest signs its $20,000,000.00 or more construction project with the Company, the Company shall pay out an additional bonus of $60,000.00 to You, which half will be paid within three business days of signing this Agreement and the remainder paid thirty days thereafter. You acknowledge that no other compensation, vacation pay, bonus, sick pay, personal day pay, or any other money is or will be owed to You by the Company.

2.Purpose of Agreement. This Agreement is intended to fully and finally resolve any differences and disputes that You may have against urban-gro, including any disputes or differences arising out of Your employment with the Company and the separation of Your employment.

3.Severance Pay. In consideration of this Agreement, You will receive $171,560.40 in total severance (“Severance Pay”), subject to withholding for all taxes required by law and to those deductions You have already authorized in writing, which equals the following:

a.$157,499.94 in base salary pay (representing six months of salary), paid by-weekly in normal payroll periods; and

b.$14,060.46 representing six months of COBRA coverage, paid out monthly.

Should you revoke this Agreement as set forth below, you agree to pay back the any amount of the Severance Pay already paid to you at the time of revocation. You will be eligible to make further contributions to the urban-gro 401k Savings Plan for the Severance Pay; however, urban-gro will not provide employer contributions after the Separation Date.

4.Severance Benefits. As further consideration for this Agreement, urban-gro will provide the Severance Benefits described in this Section.

a.Group Benefits. Except for COBRA continuation, Your group health benefits end at the end of the month of your Separation Date.

urban-gro subsidized coverage through COBRA will be administered in accordance with all applicable law, including but not limited to the American Rescue Plan Act (“ARPA”) of 2021. If applicable, urban-gro will abide by any subsidy requirements under ARPA, after which the Company subsidy will reduce the COBRA coverage cost so that You will pay an amount equivalent to the contribution required for active employees, plus a 2% administrative fee. When the applicable number of subsidy weeks has ended, You must pay the full cost of medical coverage plus a 2% administrative fee to continue coverage for the remaining COBRA period.

If You possess a Corporate Credit Card, it will be cancelled, and You are prohibited from using the credit card or incurring any additional charges. You understand that the credit card and any Company equipment You may have in Your possession must be returned before any payments under this Agreement will commence, and You hereby authorize the Company to deduct any overdue balance on Your credit card from the Severance Pay referenced above.

To the extent that You participate in any of the Company’s Stock Compensation Plans, the terms of the applicable plans or stock certificates shall govern the treatment of same.

You understand, acknowledge, and agree that the Severance Pay and Severance Benefits exceed what the You are otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement and the general release contained in it. You further acknowledge that You are not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these or other benefits to any individuals other than You.

5.General Release and Waiver of Claims by Archer.

a.In consideration of the Severance Pay and Severance Benefits (collectively referred to as “Plan Benefits”), to be provided pursuant to the Plan, You, and any entity you may control, agree to release and forever discharge the Company, its subsidiaries and affiliates, and each of its and their parent organizations, predecessors, successors and assigns, and all of its and their past and present officers, directors, employees, agents, attorneys, associates, insurers and employee benefit plans (hereinafter collectively “Company Releasees”) from any and all claims, demands, liabilities, damages or causes of action arising out of facts or occurrences before the date You sign this Agreement, whether known or unknown to You, including claims arising out of Your employment with the Company or any of its wholly-owned subsidiaries (hereinafter collectively the “Employer”) and Your separation from employment (hereinafter collectively “Claims”).

b.You understand that by releasing the Company Releasees from each and every Claim, You are giving up rights to bring all Claims against any Company Releasee based on any action, decision or event occurring before the date this Agreement is signed. This release covers all Claims against the Company Releasees, including but not limited to those arising under tort, contract and local, state or federal statute, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; Section 1981 of the Civil Rights of 1864, as amended; the Age Discrimination in Employment Act, as amended (the “ADEA”) and the Older Workers Benefit Protection Act; the Employee Separation Income Security Act, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act, as amended; the American’s with Disabilities Act, as amended; the Worker Adjustment and Retraining Notification Act; the Families First Coronavirus Response Act, the American Rescue Plan Act, the Colorado Anti-Discrimination Act (CADA), the Lawful Off-Duty Activities Statute (LODA), the Colorado Equal Pay for Equal Work Act, the Colorado Healthy Families and Workplaces Act, the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Minimum Wage Order, the Colorado Genetic Information Non-Disclosure Act, whistleblower protection statutes; and any other federal, state, tribal or local law, statute, regulation or ordinance concerning employment, including termination of employment, including but not limited to laws prohibiting discrimination based on age, race, creed, color, religion, national origin, sex, disability, HIV/AIDS status, genetic information, marital status, sexual orientation, military service or veteran status or any other protected classification; denial or termination of any health benefit or benefits of any other kind, or any claims of breach or violation of public policy, any claims arising under the Federal or any state constitution, wrongful or constructive discharge, retaliatory discharge, breach of contract, wage claims, including but not limited to claims for bonuses, severance, vacation and overtime, promissory estoppel, fraud, fraudulent misrepresentation or concealment, retaliation, breach of the covenant of good faith and fair dealing, intentional and/

or negligent infliction of emotional distress, outrageous conduct, interference with prospective business advantage, negligence, negligent misrepresentation or concealment, wrongful or bad faith termination, defamation and other business or personal injury, breach of fiduciary duty, any and all claims under federal immigration law, or any other claims or rights to damages, whether contractual, liquidated, compensatory, exemplary, or punitive, or rights to or claims for injunctive or equitable relief, or rights to or claims for indemnification, attorney’s fees, litigation costs or other monetary relief and all losses of any kind whatsoever, which You have or might have by virtue of any fact(s), act(s) or event(s) occurring prior to the effective date of this Agreement. You further agree to waive any and all claims against the Company Releasees arising out of your ownership of urban-gro stock, including existing claims for securities fraud, non-disclosure of information or retaliation for protected activity related to urban-gro financial disclosures under any state or federal statute and any derivative shareholder claims. However, nothing in this Agreement limits Your right to receive money from the Securities Exchange Commission as a reward for providing information to that agency.

c.In exchange for Your waiver and release of claims against the Company Releasees, and non-revocation of any portion of that release, the Company expressly waives and releases any and all claims against You arising out of your employment with the Company, your position as a director and an officer of the Company that may be waived and released by law.

d.The release of claims above do not apply to (i) events, acts, or omissions taking place after the Parties’ execution of the Agreement; (ii) any breach of any terms and conditions of the Agreement; and (iii) Your criminal activities or intentional misconduct occurring during the Your employment with the Company.

e.For any and all claims covered by the mutual releases set forth above, the parties agree to not pursue or initiate legal proceedings for such claims.

6.General Release Exclusions. You understand that, notwithstanding Section 5 above, nothing in this Agreement is intended to unlawfully release or waive any of Your rights under any laws or to prevent, impede, or interfere with Your ability right to:
(a) provide truthful testimony if under subpoena to do so, (b) file a charge with, testify before, or provide information to any federal, state or local administrative agency (such as the U.S. Equal Employment Opportunity Commission) or cooperate in an agency investigation (except that You acknowledge that You cannot recover money in connection with any such charge or investigation), (c) challenge the validity of this release, or (d) pursue any rights or claims that may arise after the date this Agreement is signed.

Further excluded from this release are any claims You may have for:
(a)unemployment benefits under applicable law;
(b)workers’ compensation insurance benefits;

(c)continued participation in certain of the Company’s group health benefit plans pursuant to COBRA, if applicable, and/or any applicable state law counterpart to COBRA;
(d)any benefit entitlements vested as of Your Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company; and
(e)any claims that are not waivable as a matter of applicable law.

7.Previous Agreements. You agree that, the subject matter herein supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters the obligations contained in paragraphs 6-9 and 11 in Your Employment Agreement executed with the Company on January 11, 2023. For clarification, those provisions relate to restrictive covenants, confidential information, assignment of inventions and specific performance and injunctive relief and legal support. Those covenants contained in Your Employment Agreement shall remain in full force and effect.

8.General Release and Waiver of Claims by Company. Except as provided for herein, urban-gro, Inc. hereby fully and forever releases and discharges You from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against You with respect to, any matter arising out of or relating to Your employment, or the ending thereof, or any acts by You, including, without limitation, any claims and causes of action against You which relate to conduct occurring before and up to the date of this Agreement. The foregoing release of You shall not apply to any claims, known or unknown, which arise out of facts which constitute a breach of fiduciary duty or a crime under any federal, state, or local statute, law, ordinance or regulation.

9.Confidential Information. You hereby acknowledge that You are bound by all confidentiality agreements that You entered into with the Company and/or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference), that as a result of Your employment You have had access to the Confidential Information (as defined in such agreement(s)), that You will hold all such Confidential Information in strictest confidence and that You may not make any use of such Confidential Information on behalf of Yourself or any third party. By signing this Agreement, You further confirm that You have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that You have not taken with You any such documents or data or any reproduction thereof. Consistent with the federal Defend Trade Secrets Act of 2016, You shall not be held criminally or civilly liable under federal or state trade secret law for disclosing a Company trade secret: (a) in confidence either directly or indirectly to an attorney, or any federal, State, or local government official, for the sole purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed under seal in either a lawsuit or other proceeding; or (c) to Your attorney(s) or in a lawsuit filed by You alleging retaliation by the Company for reporting a suspected violation of the law (should You decide not to sign this Agreement and thereby release all claims for retaliation), so long as any document containing trade secrets is filed under seal and You do not otherwise disclose the trade secrets except pursuant to court order.

10.Non-Disparagement. You promise that You will not at any time make or publish any statements or comments that injure the reputation or goodwill of any Company Releasee; but You also understand that You may respond truthfully if asked or required to participate in a legal investigation or other governmental matter. The Company agrees to not at any time make or publish any statements or comments that injure your reputation or goodwill in any public statement or social media platform and further agrees that its executive vice presidents, board of directors and c-level employees will not make or publish statements or comments that injure your reputation or goodwill. This obligation will not limit the Company’s or its officers, directors and employees from responding truthfully to questions or inquiries in legal matters and governmental investigations.

11.Resignation and Re-Employment. Except as You continuing to serve as a consultant for the Company, which You agree to serve in that capacity as a consultant and subject to a separate Consulting Agreement, the receipt of any Severance Pay or Severance Benefits will be subject to Your resigning from all other positions You may hold as an employee, officer or director of the Company or any subsidiaries and Your executing a resignation letter to effectuate such resignations (the “Resignations”).

12.Non-Admission of Liability. This Agreement is not an admission by the Company or any other Company Releasee that the Company or any other Company Releasee has acted wrongfully with respect to You or any other person. The Company and other Company Releasees specifically deny any liability for wrongful acts against You or any other person.

13.Return of Employer Property. You affirm that, other than the Company issued laptop and other general computer equipment, which has been approved to remain in Your possession after an internal information technology reset, You have returned to urban-gro all documents, notes, reports, plans, keys, computers, office equipment, security cards and/or identification cards, charge cards, customer lists, computer or other files, employee directories, brand product for testing purposes, samples, competitor samples purchased with your company credit card for work purposes, product information and other documents, copies of documents and property which were created, developed, generated or received by You during Your employment or which are Company property, whether or not such items are confidential to urban-gro, unless the return of a particular item has been expressly excepted by the Company in writing. urban-gro reserves the right to seek return of any and all Company property which has not been returned as of your Separation Date, including by stopping any and all severance payments until said property is returned.

14.Further Cooperation. You agree to cooperate with urban-gro in connection with any pending or future investigation or litigation in which urban-gro or other Company Releasees believe You are an individual with relevant knowledge, subject to and without waiving Your rights specified in Sections 5(c) and 6 above. You also agree to be reasonably available to the Company and/or its legal counsel and other designated representatives or agents following the execution of this Agreement. Specifically, You agree to the following: (a) to respond to the best of Your ability to reasonable inquiries from the Company concerning ongoing matters within Your knowledge and/or former area of responsibility and to assist the Company in transitioning those matters to other personnel; and (b) to fully cooperate with the Company and/or its legal counsel and other designated representatives or agents in providing information in connection with threatened, pending or future investigations or litigation, including giving depositions and appearing for live interviews and proceedings. You further agree not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against the Company unless pursuant to a lawful subpoena issued to You. If such a subpoena is issued, You will immediately notify the Company and provide it with a copy of the subpoena.

15.Employee Representations. You specifically represent, warrant, and confirm that You:
a.have not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency;
b.have been properly paid for all hours worked for the Company;
c.have received all salary, wages, commissions, bonuses, and other compensation due to You, through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date; and
d.have not engaged in and are not aware of any unlawful conduct relating to the business of the Company.

16.Remedies. In the event of a breach or threatened breach by You of any of the provisions of this Agreement, You hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

If You fail to comply with any of the terms of this Agreement the Company may, in addition to any other remedies it may have, reclaim any amounts paid to You under this Agreement without waiving the releases provided in it.

17.Tax Indemnity. Company has made no representation to You concerning the nature or amount of taxes which You may owe with regard to the payment made hereunder. You warrant and agree that, to the extent that any part of this Agreement is reportable income to them for tax purposes, You will properly and timely report such on all tax returns and reports as required by applicable law; You will timely pay any such taxes which are due, to the extent You exceed the taxes being withheld for taxing authorities by the Company; and You will indemnify and hold harmless the Company and the Company Releasees from and against any loss, cost or expense, including, but not limited to, any taxes, interest, penalties, and reasonable attorneys’ fees incurred by the Company or the Releasees as a result of any failure by You to properly or timely report or pay taxes on any of the payments made to You under this Agreement or as a result of any reclassification by taxing authorities of the nature of any of the payments made hereunder. For the avoidance of doubt, Company will be solely responsible for any loss, cost or expense, including, but not limited to, any taxes, interests, penalties, and reasonable attorneys’ fees incurred by the Company or the Releasees as a result of any failure by it to properly or timely report or pay taxes on any of the payments made to You under this Agreement that are solely its tax obligation. You agree You have made no claims of sexual harassment or abuse and, therefore, neither party believes that Section 162(q) of the Tax Cuts and Jobs Act of 2017 is applicable to this Agreement.

18.Consideration Period. You may take until the later of the following periods to review and consider this Agreement: (i) 21 calendar days after You receive this Agreement (the “Consideration Period”), or (ii) the Separation Date. Your signing this Agreement prior to 21 calendar days after receiving the same will waive the remaining days in the Consideration Period.
Please send Your signed Agreement to:
Christian Monson, EVP, General Counsel.

19.Revocation Period: If You have not signed and returned this Agreement within the Consideration Period, the offer will expire. If you are age 40 or older, once You have accepted the terms of this Agreement, You will have an additional 7 calendar days in which to revoke Your acceptance (the “Revocation Period”). To revoke, You must send a written statement of revocation to Christian Monson, EVP, General Counsel. If You timely revoke, You will receive no benefits under this Agreement and will be obligated to return the Severance Payment. If You do not revoke this Agreement, the Agreement shall become effective on the date immediately following the Revocation Period, if applicable.

In accordance with the ADEA, You acknowledge that: (1) You are hereby advised in writing to consult with an attorney before signing this Agreement; (2) as consideration for signing this Agreement, You have received benefits and compensation to which You would otherwise not be entitled; and (3) if You sign the Agreement before your consideration period expires, You do so voluntarily.

20.Effect of Failure to Sign. You acknowledge that if You (i) do not sign this Agreement; or (ii) You do sign the Agreement but thereafter timely revoke, You will still be terminated as of Your Separation Date and You will not be eligible to receive any Severance Pay or Severance Benefits.

21.Recovery of Attorney’s Fees. Should any action be brought to enforce any provision of this Agreement, or for damages resulting from any alleged breach hereof, the prevailing party shall be entitled to recover from the losing party reasonable costs, expenses, and attorneys' fees in addition to any other necessary and proper relief.

22.Additional Understandings and Acknowledgements. You further acknowledge and agree:

a.You have entered into this Agreement knowingly and voluntarily, having given the matter full and careful consideration;

b.The Severance Pay and Severance Benefits provided to You under this Agreement are in addition to those You are entitled to receive apart from this Agreement; and

c.You acknowledge and agree that the following is true as of the date You sign the this Agreement: (i) You are not owed any wages by the Company for work performed, whether as wages or salary, overtime, bonuses or commissions, or for accrued but unused paid time off, and have been fully compensated for all hours worked; (ii) You have incurred no work related injuries; (iii) You have received all family or medical leave You requested and for which You were eligible.

d.This Agreement may not be signed prior to the third calendar day before Your Separation Date. If the Agreement is signed prior to Separation Date, the Company reserves the right to have You ratify the Agreement on or after Your Separation Date.

23.Severability. The provisions of this Agreement are severable, and if any provision is found to be unenforceable, the other provisions will remain fully valid and enforceable.

24.Governing Law. This Agreement and all matters arising out of or relating to this Agreement and Your employment by urban-gro, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Colorado including its statutes of limitations without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought in any state or federal court located in the state of Colorado county of Boulder. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

25.Counterparts and Facsimile/Digital Signatures: This Agreement may be executed in any number of counterparts, each of which will be deemed to be an executed Agreement and each of which shall be deemed to be one and the same instrument. A facsimile or digital signature shall be treated as an original signature for all purposes.

26.Notices. All notices under this Agreement must be given in writing by personal delivery, regular mail, or receipted email at the addresses indicated in this Agreement. When providing written notice to urban-gro, a copy must be provided to the Company’s General Counsel at the address below.
Notice to urban-gro:

        Christian Monson, EVP, General Counsel

    Notice to the Employee:

        JT Archer

27.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by You on account of non-compliance with Section 409A.
28.Successors and Assigns.
a.Assignment by the Company: The Company may freely assign this Agreement at any time.
b.No Assignment by the Employee: You may not assign this Agreement in whole or in part. Any purported assignment by You shall be null and void from the initial date of the purported assignment.

29.Entire Agreement. This Agreement and the Plan are an integrated document. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by You and by the CEO of the Company. No waiver by of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY, HAVING BEEN ADVISED OF MY RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING THIS

AGREEMENT. I AM NOT RELYING ON ANY REPRESENTATION OR UNDERSTANDING NOT STATED IN THIS AGREEMENT.

Agreed

/s/ Jason T. Archer    02.14.2025
Jason T. Archer    (Date)

Agreed
urban-gro, Inc.

/s/ Bradley Nattrass            02.14.2025
Bradley Nattrass, CEO         (Date)